Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-168745, No. 333-167000 and No. 333-136088) of Synchronoss Technologies, Inc. of our report dated April 7, 2010, relating to the consolidated financial statements of Osaühing FusionOne Eesti, which appears in this Form 8-K/A of Synchronoss Technologies, Inc.

/s/ Jelena Ivanova
Authorised Public Accountant

Tallinn

January 6, 2012